Exhibit 10.60

August 21, 2009

Mr. Steven H. Temares

[Address 1]

[Address 2]

Re:      Amendment to Employment Letter Agreement

Dear Steven:

The purpose of this letter is to memorialize our prior understanding to amend the employment letter agreement provided to you by BED BATH & BEYOND INC. dated as of December 1, 1994, as amended (the “Agreement”), with the intent of facilitating compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (“Section 409A”). All capitalized terms not defined herein shall have the meaning set forth in the Agreement.

Effective as of January 1, 2005, the Agreement is hereby amended as follows:

1.	The second sentence of Section 3(a) of the Agreement is hereby amended to read as follows:

“If the Company terminates your employment for any reason other than for “cause,” then the Company shall pay you, as severance pay, provided that you have not breached the provisions of paragraph 4 hereof, your salary at the rate in effect immediately prior to such termination, for a period of three (3) years, in normal payroll installments in accordance with the Company’s then payroll practices.”

2.	Section 3(c) of the Agreement is hereby amended in its entirety to read as follows:

“If you voluntarily terminate your employment with the Company for any reason, the Company shall pay you, as severance pay, provided that you have not breached the provisions of paragraph 4 hereof, and provided that the Company shall not have “cause” to terminate your employment, your salary at the rate in effect immediately prior to your termination of employment for a period of one (1) year, in normal payroll installments in accordance with the Company’s then payroll practices.”

3.	A new Section 3(d) is hereby added to the Agreement to read as follows:

“Notwithstanding anything herein to the contrary, in the event that you are deemed a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), at the time you become entitled to the payment of benefits under Section 3(a) or 3(c) above, any payments required to be made within the six (6) month period following your date of termination of employment with the Company (other than in the case of death or a “disability” as defined in Code Section 409A(a)(2)(C)(i) or (ii)) shall be delayed and paid in a lump sum on the day immediately following the expiration of such six (6) month period and the remaining monthly payments shall be paid on the date such payments would have otherwise been paid without regard to this Section 3(d). For severance pay purposes, termination of employment (other than in the case of death or “disability” as defined in Code Section 409A(a)(2)(C)(i) or (ii)) must constitute a “separation from service” within the meaning of the regulations issued under Code Section 409A.”

4.	A new Section 3(e) is hereby added to the Agreement to read as follows:

“Notwithstanding anything herein to the contrary, each stock option referred to hereunder, the term of which may be required to be extended, shall in no event remain exercisable beyond its stated term or, if earlier, the 10th anniversary of the original stock option grant date.”

5.	A new Section 5(d) is hereby added immediately prior to the last sentence of the Agreement to read as follows:

“(d) This Agreement (as amended) is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.”

The terms of the Agreement (as amended herein) remain in full force and effect subject to, and in accordance with, the terms specified therein.

If you agree with the terms of this letter, kindly indicate your acceptance by signing your name in the space below.

Sincerely yours,
BED BATH & BEYOND INC.
By:___________________________
Warren Eisenberg
Co-Chairman
Dated: _____________________

Agreed to and Accepted:

___________________________
Steven H. Temares

Dated: _____________________